Exhibit 99.1

news
MICROS Systems, Inc. 7031 Columbia Gateway Drive Columbia, MD USA 21046
Release Date: August 12, 2008 Contact:	Louise Casamento Vice President of Marketing (443) 285-8144

MICROS Systems, Inc. Acquires Fry, Inc.

Columbia, MD—August 12, 2008—MICROS Systems, Inc. (NASDAQ:MCRS), a leading provider of information technology solutions for the hospitality and retail industries, is pleased to announce the acquisition of Fry, Inc., an e-commerce design, development, and managed services provider. Fry is headquartered in Ann Arbor, Michigan, with offices in Chicago, New York, and San Francisco.

“Adding Fry to the MICROS portfolio enhances our ability to provide customers with advanced e-commerce solutions and technology necessary to operate retail websites,” stated Tom Giannopoulos, Chairman and Chief Executive Officer, MICROS Systems, Inc. “With Fry as part of our portfolio, we now have a suite of services in place through our MICROS-Retail group to deliver the best cross-channel solutions allowing our customers to reach consumers at any point where a transaction may take place. While Fry has historically targeted the retail segment, its broad array of e-commerce services are applicable to all of the industries we serve.”

“This is an exciting development for Fry and our clients,” stated David Fry, Founder and Chief Executive Officer of Fry, Inc., who will remain with the company as President. “Fry’s core strategy has always been to provide services and technology to help clients optimize their online channel as part of a rich multi-channel operation. MICROS and Fry together will provide a complete set of strategic offerings to make that vision a reality. Our current footprint will be greatly enhanced by the existing MICROS national and international presence, allowing us to accelerate growth internationally and into other vertical markets.”

The total purchase consideration for the stock in Fry is approximately $31.3 million, plus the assumption of approximately $18.4M in debt; further, the selling Fry shareholders are eligible to earn up to an additional $17 million in earn out payments over the next 23 months, based upon meeting specified financial targets. The acquisition was effective August 9, 2008, at which time Fry became part of the MICROS-Retail group.

About Fry, Inc.
Fry, Inc. (www.fry.com) helps retailers and consumer goods manufacturers optimize their direct-channel businesses by identifying market opportunities and providing multichannel solutions. From strategy and marketing through design, development, managed services and fulfillment, Fry provides both the strategic expertise and technical solutions that yield real business results for clients such as La-Z-Boy, Crate and Barrel, Eddie Bauer, Godiva Chocolatier, Meijer, The Swiss Colony and Whirlpool. One of the industry’s leading e-commerce solutions, Open Commerce Platform™, was developed by Fry. With offices in Ann Arbor, Chicago, New York and San Francisco, Fry has been designing and developing e-commerce applications since 1994.

About MICROS Systems, Inc.
MICROS Systems, Inc. provides enterprise applications for the hospitality and retail industries worldwide. Over 310,000 MICROS systems are currently installed in table and quick service restaurants, hotels, motels, casinos, leisure and entertainment, and retail operations in more than 130 countries, and on all seven continents. In addition, MICROS provides property management systems, central reservation and customer information solutions under the brand MICROS-Fidelio for more than 25,000 hotels worldwide, as well as point-of-sale, loss prevention, and cross-channel functionality through its MICROS-Retail group for more than 90,000 retail stores worldwide. MICROS stock is traded through NASDAQ under the symbol MCRS.

For more information on MICROS and its advanced information technology solutions for the hospitality industry, please contact Louise Casamento, Vice President of Marketing at (443) 285-8144 or (866) 287-4736. You can also visit the MICROS website at www.micros.com or send an email to info@micros.com.

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The MICROS logo is a registered trademark of MICROS Systems, Inc. All other product and brand names are the property of their respective owners.